                                                                   EXHIBIT 21.1


                         SUBSIDIARIES OF THE COMPANY

Aerospace Metals, Inc., a Delaware corporation
American Scrap Processing, Inc., an Illinois corporation
Briquetting Corporation of America, an Ohio corporation
California Metals Recycling, Inc., a California corporation
Charles Bluestone Company, a Pennsylvania corporation
CIM Trucking, Inc., an Illinois corporation
Cometco Corp., an Illinois corporation
Cozzi Building Corporation, an Illinois corporation
Cozzi Iron & Metal, Inc., an Illinois corporation
C Shredding Corp., an Illinois corporation
EMCO Trading, Inc., an Arizona corporation
Ferrex Trading Corporation, a Delaware corporation
Firma, Inc., a California corporation
Firma Plastic Co., Inc., a California corporation
Houston Compressed Steel Corp., a Texas corporation
HouTex Metals Company, Inc., a Texas corporation
The Isaac Corporation, an Ohio corporation
Kankakee Scrap Corporation, an Illinois corporation
Mac Leod Metals Co., a California corporation
Metal Management Arizona, Inc., an Arizona corporation
Metal Management Gulf Coast, Inc., a Delaware corporation
Metal Management Realty, Inc., an Arizona corporation
138 Scrap, Inc., an Illinois corporation
Paulding Recycling, Inc., an Ohio corporation
P. Joseph Iron & Metal, Inc., an Ohio corporation
Proler Southwest Inc., a Texas corporation
Proler Steelworks L.L.C., a Delaware limited liability company
R&P Holdings, Inc., a Delaware corporation
R&P Real Estate, Inc., a Pennsylvania corporation
Reserve Iron & Metal Limited Partnership, a Delaware limited partnership Salt River Recycling, L.L.C., an Arizona limited liability company
Scrap Processing, Inc., an Illinois corporation
Superior Forge, Inc., a Delaware corporation
Trojan Trading Co., a California corporation
USA Southwestern Carrier, Inc., an Arizona corporation